Exhibit 10.1
EXECUTION COPY
Associated Materials, LLC
3773 State Road
Cuyahoga Falls, OH 44223
June 2, 2011
Mr. Dana R. Snyder
11137 Harbour Estate Drive
Fort Myers, FL 33908
     Re: Interim Chief Executive Officer Agreement
Dear Dana:
     On behalf of Associated Materials, LLC (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role while we engage in a search for a permanent Chief Executive Officer. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.
     1. Term of Employment. Your employment under this Agreement commenced as of June 2, 2011 (the “Start Date”) and shall continue until the earliest to occur of: (i) the date on which a permanent Chief Executive Officer commences employment with the Company, (ii) the date which is six months from the Start Date, and (ii) your resignation from this position or the termination of your employment by the Company (each of the foregoing, the “Separation Date”). If the Separation Date occurs as a result of your resignation (other than at the request of the Board (as defined below) or the Chairman of the Board), you will also resign as a member of the Board, and of the Parent Board and the Intermediate Board (each as defined below) upon the Separation Date. Your employment is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6 of this Agreement.
     2. Position and Duties. During the term of your employment under this Agreement, you shall serve as Interim Chief Executive Officer of the Company. Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company. During the term of your employment under this Agreement, you will report directly to the Board and will devote your full business time, energy, experience and talents to the business of the Company and the Affiliates (as defined below); provided, that it shall not be a violation of this Agreement for you to (i) manage your personal investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as you may reasonably select or (ii) continue to provide services to CGI Windows & Doors, Inc. (“CGI”) as a non-employee consultant at the same level as such services are being provided by you immediately prior to the Start Date, in each case so long as such service does not materially interfere with the performance of your duties hereunder. During the term of your employment under this Agreement, you will also continue to serve as a member of the Company’s Board of Directors (the “Board”), the Board of Directors of AMH Intermediate Holdings Corp. (the “Intermediate Board”) and the Board of Directors of AMH Investment Holdings Corp. (the “Parent Board”) in accordance with the terms of the letter agreement between you and AMH Investment Holdings Corp. dated as of February 3, 2011; provided (i) your annual and committee retainers for 2011 provided for under the Section headed “Cash Compensation” shall be paid to you on a prorated basis by multiplying such retainers by a fraction, the numerator of which is the number of days in 2011 on which you serve as a director and are not employed under this Agreement and the denominator of which is 365, and (ii) you will not be entitled to receive fees for attending any board or committee meetings during your employment under this Agreement.
     3. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any Federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.
     4. Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.
     (a) Salary. Until the Separation Date, the Company shall pay you a salary at the annual rate of $625,000 (the “Salary”) in accordance with the Company’s regular payroll practices.
     (b) Performance Bonus. For 2011, you shall be entitled to earn an annual incentive bonus, targeted at 100% of the Salary, but with a maximum possible bonus opportunity equal to 255% of the Salary; provided that your bonus will be prorated based on the number of days you are actually employed by the Company during 2011. The amount of the annual bonus payable will be based upon the achievement of both (i) an Adjusted EBITDA goal as was applicable to the former Chief Executive Officer, but subject to revision by the Board in its sole discretion (the “EBITDA Bonus”), and (ii) other operating metrics (the “OM Bonus”) to be mutually agreed by the Company and you within the first 30 days of employment; provided, that the EBITDA Bonus will constitute 70% of the annual target bonus (i.e., 70% of the annual target bonus will be paid to you if the EBITDA Bonus is achieved at target performance levels) and the OM Bonus will constitute the remaining 30% of the annual target bonus (i.e., 30% of the annual target bonus will be paid to you if the OM Bonus is achieved at target performance levels). Any annual incentive bonus to which you are entitled under this Agreement shall be paid in a cash lump-sum within 30 days following the close of AMH Intermediate Holdings Corp.’s books and completion of Intermediate’s annual audit by its external accountants for 2011 but in any event shall not be paid later than March 15, 2012. Notwithstanding the foregoing, if your employment is terminated due to your voluntary resignation (other than at the request of the Board or the Chairman of the Board), you will automatically forfeit your right to receive the bonus on the date of such termination unless the Board otherwise agrees.
     (c) Restricted Stock. As additional consideration for your services as Interim Chief Executive Officer, on the date of this Agreement, Parent has granted you an award of 40,000 shares of Restricted Stock under and subject to the terms and conditions of the Stock Grant Notice and Restricted Stock Agreement attached hereto as Exhibit A.

     (d) Benefits. During your employment with the Company, you shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements, and on the same basis as other members of the senior management team. In addition, after the Separation Date (unless the Separation Date occurs as a result of your resignation (other than at the request of the Board (or the Chairman of the Board)), you and your spouse will continue to be eligible to participate in the Company’s health plans at active employee rates for a period commencing on the Separation Date and ending on the later of December 31, 2012 or the date which is six months following the Separation Date; provided, that your coverage (but not your spouse’s) will terminate earlier on the date on which you attain age 65.
     (e) Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies. The Company will also reimburse you for your reasonable expenses for accommodation in Cuyahoga Falls, Ohio, a rental car and meals, in each case during the period of your employment under this Agreement.
     (f) Indemnification; D&O Coverage. The Company, and its successors and/or assigns, shall indemnify and defend you to the fullest extent provided by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against you arising out of any action taken or not taken in your capacity as an officer or director of any of the Company, AMH Investment Holdings Corp. or any other entity which, from time to time, is a direct or indirect subsidiary of AMH Investment Holdings Corp. (AMH Investment Holdings Corp. and each such subsidiary, other than the Company, are hereinafter referred to collectively as the “Affiliates,” and individually as an “Affiliate”). In addition, you shall be covered as an insured in respect of your activities as an officer and director of the Company or any Affiliate by the Directors and Officers liability policy of such entity or other comparable policies obtained by any successor thereto, in amounts and coverage as determined by the applicable board of directors in its sole discretion. The indemnification and insurance-related obligations under this Section 4(f) shall remain in effect following your termination of employment hereunder.
     5. Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.
     (a) Noncompetition. During your employment with the Company and for the one-year period following the Separation Date (the “Restricted Period”), you shall not, within any jurisdiction or marketing area in which the Company or any Affiliate is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined); provided that (i) your ownership of securities of two percent (2%) or less of any class of securities of a public company, or (ii) your continued provision of services to CGI in the manner and at the level described in Section 2 above, shall not, by itself, be considered to be competition with the Company or any Affiliate. For purposes of this Agreement, “Business” shall mean the manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by the Company or an Affiliate during your employment with the Company (including, without limitation, any business in which the Company or any Affiliate has specific plans to conduct in the future and as to which you were aware of such planning at or prior to the Separation Date).
     (b) Nonsolicitation. During your employment with the Company and the Restricted Period, you shall not, directly or indirectly, (i) hire or employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee or consultant of the Company or any Affiliate; (ii) otherwise induce or attempt to induce any employee or consultant of the Company or an Affiliate to leave the employ or service of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee or consultant respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.
     (c) Nondisclosure; Inventions. During your employment with the Company and at all times thereafter, (i) you shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or the Affiliates, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and the Affiliates (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (ii) you will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and the Affiliates; provided, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by you. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by you, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and you hereby assign any and all rights therein or thereto to the Company.
     (d) Cooperation. Both during and after the term of your employment with the Company, you shall provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment hereunder. In the event that you are required to provide such cooperation, the Company will reimburse you for your reasonable, documented out-of-pocket expenses.
     (e) Non-Disparagement. From and after the Separation Date, (i) you hereby agree not to defame, or make any disparaging or untrue statements that are intended or would reasonably be expected to cause harm to the Company or any of its directors, officers or shareholders (including any officer or employee thereof) in any medium to any person or entity without limitation in time and (ii) the Company hereby agrees that the Board and the Company’s executive officers shall not defame, or make any disparaging or untrue statements that are intended or would reasonably be expected to cause harm to, you in any medium to any person or entity without limitation in time. Notwithstanding this provision, you and the Company (including the members of the Board and the Company’s executive officers) may confer in confidence with legal representatives and make truthful statements as required by law. The Company shall control the timing, content and manner of any internal, external and media communication concerning the termination of your employment with the Company.
     (f) Specific Performance. In the event of a breach or threatened breach of any provision of this Section 7, in addition to any remedies at law, either party hereto shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     6. Termination; Termination Benefits. Your employment hereunder may be terminated by you at any time for any or no reason upon no less than thirty (30) days prior written notice to the Board. Your employment hereunder may be terminated by the Company at any time for any or no reason. In the event that your employment is terminated prior to the date which is the four month anniversary of the date on which you commenced employment hereunder and such termination is not due to your voluntary resignation (other than at the request of the Board or the Chairman of the Board), you will be entitled to continued payment of the Salary through such four month anniversary and the prorated bonus described in Section 4(b) shall be prorated based on a period of four months.
     7. Miscellaneous.
     (a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment as Interim Chief Executive Officer. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.
     (b) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
     (c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

     (d) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN THE CITY OF WILMINGTON, DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
[Signature Page Follows]

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

ASSOCIATED MATERIALS LLC

By:	/s/ Stephen Graham

Print Name: Stephen Graham

Title: Vice President, Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Dana R. Snyder

Dana R. Snyder

Date: June 2, 2011
[Signature Page to Interim Chief Executive Officer Agreement]

Exhibit A
[Attach Restricted Stock Agreement]